                                                                   Exhibit 10.13


                       DISTRIBUTION AND LICENSE AGREEMENT

THIS AGREEMENT is entered into this 28th day of July, 2000, by and between J. R. SIMPLOT COMPANY, hereinafter referred to as "SELLER", having its principal place of business at 999 Main Street, Suite 1300, Boise, Idaho 83702, and ECO SOIL SYSTEMS, INC., hereinafter referred to as "ECO SOIL", and having its principal place of business at 10740 Thornmint Road, San Diego, California, 92127.

                                    RECITALS

         A. ECO SOIL has developed, and is engaged in, the manufacture and sale of certain proprietary products for use in turf grass industry.

         B. SELLER has a distribution network to sell materials to the turf grass industry.

         C. ECO SOIL desires to grant, and SELLER desires to obtain an exclusive right to market, sell and distribute products as hereinafter set forth.

                            COVENANTS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties agree as follows:

ARTICLE I: DEFINITIONS

         Section 1. PRODUCTS. "Products" shall mean all products formulated or sold by ECO SOIL. SELLER will use ECO SOIL as its principal supplier in Products ECO SOIL provides (see Appendix A).

         Section 2. TERM. "Term" shall mean the period commencing from the date hereof, and continuing for a period of five (5) years, upon review at the end of each year, unless terminated by either party.

         Section 3. TERRITORY. "Territory" shall mean the golf course, and institutional turf grass maintenance industries in designated territories. Territories shall be added at the agreement of both parties. (Territories - see Appendix B)

ARTICLE II: EXCLUSIVE APPOINTMENT

         Section 1. APPOINTMENT. ECO SOIL hereby appoints SELLER, for the Term hereof, and SELLER hereby accepts an exclusive appointment to sell, market and distribute the Products within the designated Territory. In the furtherance of such appointment, ECO SOIL agrees to sell Products only to SELLER for use in designated Territory and SELLER agrees to purchase only from ECO SOIL its full requirements, except as noted below, for Products comparable to Products covered herein. The private label slow release nitrogen liquid fertilizers are only produced for the Northeastern

United States. If Eco Soil produces similar products in other regions, they may be considered for inclusion in this agreement.

         Section 2. IMPROVEMENTS. During each annual period in which the Agreement is in effect, the parties shall disclose anticipated development work for the next coming term. Both parties shall, without charge, promptly make available to one another any technical information relating to protocols, applications or improvements to Products.

         Section 3. SPECIAL RESERVATION. ECO SOIL specifically reserves the right to sell its product line, in any manner in which it shall deem appropriate, other than as limited pursuant to the terms of this Agreement, to any distributors, outlets, or ultimate users, outside of the designated exclusive territory.

ARTICLE III: PARTIES' PERFORMANCE

         A. ECO SOIL PERFORMANCE

         Section 1. RISK OF LOSS. Delivery shall occur and risk of loss shall pass to SELLER when the Products are received at SELLER'S warehouse location (FOB Destination).

         Section 2. MEETS SPECIFICATIONS. ECO SOIL warrants that the Product complies in all respects with the specifications, or amendments thereto, at the time of each such delivery and is subject to the established warranty on the Products. ECO SOIL shall not be liable to SELLER for any consequential damages or for loss, damage or expense directly or indirectly arising from the use of Product, or from any other cause. ECO SOIL shall provide SELLER with proof of product liability, with limits acceptable to SELLER, which names SELLER as a covered party. ECO SOIL specifically disclaims any liability for Products altered in any way after leaving its control.

         Section 3. PRODUCT AVAILIBILITY. ECO SOIL agrees to maintain sufficient inventories and sources of supply of the Products to satisfy SELLER'S product delivery requirements. If ECO SOIL is unable to satisfy SELLER'S product delivery requirements, as a result of vendor credit restrictions, poor vendor relationships or any other reason, then ECO SOIL will allow SELLER to source similar products from other suppliers.

         Section 4. SALES PROTECTION. ECO SOIL agrees that it will not enter into any exclusive distribution arrangement with any other distributor or dealer and further agrees not to enter into any arrangement with any other distributor or dealer in the designated territory for the Products during the Term of this Agreement, without SELLER'S prior approval (which shall not be unreasonably withheld), provided SELLER is in full compliance with the terms and obligations herein appertaining.

         Section 5. TRAINING AND SUPPORT. ECO SOIL agrees to supply all training and support necessary to SELLER to effectively sell and service the equipment in SELLER'S designated territory, and will have the right to train the sales force on ECO SOIL'S product lines for no less than ten (10) business days per year. Seller will also encourage ECO SOIL personnel ride-along's with SELLER'S sales force. SELLER shall complete all ECO SOIL provided training programs, and shall develop a working knowledge of all written materials provided by ECO SOIL, and ECO SOIL, in its sole discretion, shall determine what is necessary for SELLER to demonstrate and market the Proprietary Products effectively and efficiently to customers.

         B. SELLER'S PERFORMANCE

         Section 1. SALES. In consideration of its appointment herein, SELLER agrees that it will use commercially reasonable efforts to promote demand for, and sales of, Products, that it will maintain an adequate inventory of products, and will provide monthly progress reports.

         Section 2. PURCHASE ORDER AND QUOTAS. SELLER agrees that to maintain the exclusivity of this agreement it will provide Seller with a Purchase Order for $4.9 million at Wholesale Price, of Fresh Pack product to be delivered to Turf Partner locations over a 24-month period commencing on the Closing Date as defined by the First Amendment to Amended and Restated Asset Purchase Agreement dated June 9, 2000, in the form attached hereto as Appendix C. Seller further agrees to bi-yearly quotas for other proprietary products based upon prior sales history. If the quotas are not achieved, SELLER may lose its exclusivity or license to sell ECO SOIL Products.

         Section 3. SALES RESTRICTIONS. SELLER understands and agrees that it is expressly prohibited from selling to, offering to sell to, or soliciting sales from anyone outside the Territory.

         Section 4. OTHER RESPONSIBILITIES.

                  a. Periodic and timely progress reports (at least monthly) concerning new business prospects, potential orders.

                  b. During the term of this agreement, the SELLER agrees not to offer representation to other manufacturers of competitive equipment, or offer for sale other competitive products.

                  c. The SELLER shall not sell or transport ECO SOIL'S Product out of the assigned territory without express (prior) written approval.

                  d. SELLER shall provide adequate space in their warehouses for necessary ECO SOIL equipment and parts.

                  e. SELLER shall not transmit, sell, convey, disclose, or allow to be disclosed ECO SOIL'S prices provided to SELLER in connection with this Agreement to anyone other than its employees who have a need to know such prices in connection with this Agreement, and SELLER shall require its employees to comply with this obligation and shall be responsible to ECO SOIL for any breach or noncompliance by such employees.

                  f. ECO SOIL may provide to SELLER, at its sole discretion, marketing materials regarding ECO SOIL'S Products. SELLER shall not alter or modify such marketing materials in any manner whatsoever. SELLER hereby acknowledges that ECO SOIL has claimed, or may claim, sole and exclusive copyright protection with respect to such marketing materials, and SELLER shall take no action or make no omission which is in any way inconsistent with ECO SOIL'S claim of copyright protection with respect to such items.

                  g. ECO SOIL shall have the right to review and approve, in its sole discretion, any and all marketing and other materials used by SELLER regarding the promotion, marketing and / or resale of any ECO SOIL products.

                  h. SELLER shall obtain, retain and provide to ECO SOIL, upon ECO SOIL'S request, any market data and customer information that ECO SOIL determines is reasonably required to conduct its business.

         Section 6. ASSIGNMENT AND DELEGATION. Any transfer or assignment of the rights of SELLER under this agreement shall be null and void unless approved, in writing, by ECO SOIL, prior to such transfer or assignment.

         C. MUTUAL PERFORMANCE

         Section 1. NON-DISCLOSURE. Each party, recognizing that it or its agents or employees may obtain knowledge of confidential matters, trade secrets, and techniques or other expertise developed by the other, agrees that it will take all reasonable steps, at its sole expense, to protect said confidential information, and that no party will divulge said confidential information at any time, unless required by order of court, other than disclosures contemplated by the terms of this Agreement, without prior written consent of the other party.

         Section 2. RESULTS. Each party agrees to promptly make available to one another any and all results in development and experimentation with the Products and further agrees not to publish the other party's results without first having obtained written approval of the party providing the results, which shall not be unreasonably withheld.

         Section 3. REPRESENTATIVE OF WARRANTIES. Each of the parties hereto represents and warrants as follows:

                  a. It is duly organized and existing and in good standing under the applicable law and has the requisite authority to carry on its business as presently conducted.

                  b. It has all requisite legal and corporate power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement, including all appendices hereto.

                  c. All corporate actions on the part of the party, its directors, stockholders or partners necessary for performance of its obligations hereunder, have been duly and validly taken.

                  d. This Agreement constitutes a valid and binding obligation, enforceable in accordance with its terms, as to the party.

                  e. It is not, and will not, by entering into and performing this Agreement and the obligations contemplated herein, be in violation of any term of its charter documents, or in any material respect be in violation of or in default as to any other agreement, judgment or decree by which it is bound, and to the best of its knowledge is not, and will not by entering into and performing this Agreement, be in violation of any applicable order, statute, rule or regulation.

         ARTICLE IV: COST AND PAYMENT TERMS.

         Section 1. PRICES. All retail prices shall be as set forth in Appendix A, which is attached hereto and incorporated herein by this reference. No prices shall be changed except upon thirty (30) days written notice, and shall be effective only for orders received after said thirty (30) day period. Wholesale price to SELLER will be at 70% of retail price (Wholesale Price) and SELLER commits to pay 10% of retail price to sales force in the form of sales commissions.

         Section 2. PAYMENT.

                    a. All payments to ECO SOIL shall be in U.S. dollars, payable 30 days from date of invoice or shipment, whichever occurs later, or in such other form of payment as may be agreed to from time to time by the parties. Finance terms, extended dating, payment incentive, etc., may be issued from time to time from ECO SOIL.

                    b. SELLER shall place orders with ECO SOIL in writing (including electronic mail or fax) with reasonable lead times necessary to facilitate manufacture and shipping, and no shipments shall be made except upon a specific SELLER purchase order.

         Section 3. FORECASTS. To assist ECO SOIL in efficiently scheduling its manufacturing, at least thirty (30) days prior to the start of each calendar quarter, SELLER shall provide ECO SOIL a good faith quarterly forecast of Products anticipated to be purchased. For the period commencing 7/1/2000, and ending 12/31/2000, however, the forecasts shall be provided monthly.

         Section 4. CREDIT. SELLER'S credit shall be subject to ECO SOIL'S continuing approval. In the event that SELLER should be delinquent in the payment terms set forth herein, or otherwise negotiated, ECO SOIL may thereupon demand advance payment, satisfactory security, or an acceptable guarantee for prompt payment from SELLER, or in addition to all of the above remedies, or following notice to SELLER and a period of sixty days for SELLER to remedy delinquencies, or elect to unilaterally rescind this Agreement.

         Section 5. GENERAL TERMS AND CONDITIONS. Notwithstanding any terms and conditions that may appear on or be contained in SELLER'S purchase orders or other documents of SELLER, all purchases hereunder shall be governed by the terms and conditions so contained in contravention hereof, shall not be deemed applicable.

         Section 6. RETURNS. Unless ECO SOIL shall have authorized or permitted the return of any Products, ECO SOIL shall not be obligated to accept from SELLER any Products, nor to make any exchange or to credit SELLER therefore.

ARTICLE V: TERMINATION

         Section 1. DEFAULT. The parties recognize that prompt and full compliance with the terms of this Agreement are essential, and the failure to perform hereunder may be deemed a material breach of this Agreement creating in the non-breaching party the right to treat the Agreement in default. Upon such default and after sixty (60) days notice of default and the failure of the defaulting party to remedy the default within such period, this Agreement may be deemed terminated by the non-defaulting party, such party then having the right to pursue such further remedies as it may deem appropriate, at law or otherwise.

In the event of termination, this Agreement shall remain applicable to any order for Products which SELLER has previously placed and which have been accepted by ECO SOIL. In the event of termination of this Agreement, SELLER shall promptly return to ECO SOIL all samples, descriptive literature, or other materials pertaining to Products, then remaining in its possession.

ARTICLE VI: MISCELLANEOUS PROVISIONS

         Section 1. NOTICES. Any and all notices provided herein shall be in writing and delivered personally or sent by registered or certified mail with return receipt requested, and confirmed by telegraph, telex, or fax to the other party at the address herein above set forth, or at such other address as shall be designated from time to time by the parties. Notice shall be deemed to be effective upon personal service or transmittal of telegraph, telex or fax or upon the date of receipt indicated on the postal proof of delivery, whichever date is earlier.

         Section 2. AMENDMENTS. This instrument contains all of the agreements, understanding, representations, conditions, warranties, and covenants made between the parties hereto. Unless set forth herein, neither party shall be liable for any representations made, and all modifications and amendments hereto must be in writing and signed by both parties.

         Section 3. AUTHORITY TO ENTER INTO THE AGREEMENT. Each of the parties represents that it has full power and authority to enter into this Agreement.

         Section 4. WAIVER. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way, the right to require such performance at any time thereafter. Nor shall a waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

         Section 5. SEPARABILITY. Each of the terms of the Agreement is exclusive and the invalidity of one or more terms shall not void or make voidable any other terms of the Agreement.

         Section 6. COSTS OF DEFAULT. The parties agree that in the event of a default of a term or condition of this Agreement. The defaulting party shall be liable for reasonable attorney's fees and costs in the event of engagement of legal counsel to represent the non-defaulting party's interest.

         Section 7. INTEGRATION. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understanding, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or agreements among the parties in connection with the subject matter hereof except as set forth or referred to herein.

         Section 8. BINDING EFFECT AND ASSIGNMENT. This Agreement shall inure to the benefit of and bind the parties' successors, assigns, transferees, and representatives.

         Section 9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         Section 10. FORCE MAJEURE. The obligations of either party hereunder shall be excused by reason of fire, explosion, or flood, or other actions of the elements, strikes, labor disputes however caused, accidents, acts of public enemies, lawful rules and regulations or orders of any court or any civil or military authority, loss or shortage of raw materials, supplies, or energy sources or failure of usual means of supply and any other causes beyond the reasonable control of any of the parties. In the event that any of the parties are prevented by any of the contingencies of the type set forth in this subparagraph, said party shall be free of all liability, as would otherwise be determined by the requirements of this Agreement, but only for so long as the circumstances of force majeure exist. For any cause whatsoever, whether or not beyond the control of ECO SOIL or SELLER, liability of either for failure or delay in performance shall not include consequential damages.

         Section 11. DISCLAIMER OF AGENCY. This Agreement shall not constitute either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party in any manner.

         Section 12. INTERPRETATION. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the state of California, U.S.A., the state in which this Agreement is accepted.

         Section 13. ASSIGNMENT. The rights and obligations under this Agreement may not be assigned by either party to any person, firm or corporation without the prior written consent of the other party first obtained. Any attempted assignment without such other party's consent shall be null and void. Except as limited by the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

         Section 14. HEADINGS. Paragraph headings are not to be considered part of this Agreement and are included solely for convenience, and are not intended to be full or accurate descriptions of the content thereof.

         Section 15. TIME OF ESSENCE. Time is of the essence in this Agreement, and the failure of either party to promptly pay when due any and all payments, or perform any and all obligations required herein, may be treated by the other party as a material breach of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date above appearing.


J. R. SIMPLOT COMPANY
999 Main Street, Suite 1300                      By:  ________________________
Boise, Idaho 83702                               Its: ________________________

ECO SOIL SYSTEMS, INC.
10740 Thornmint Road                             By: ________________________
San Diego, CA  92127                            Its: ________________________

                              APPENDIX "A", PAGE 1


(To exclusive Distribution Agreement between Turf Partners / J. R. Simplot, and Eco Soil Systems)


PRODUCTS

RECHARGE: 1 ACRE = $420.00, 3 ACRES = $840.00 (see wholesale price on pg. 3)
REOPEN: 1 ACRE = $420.00, 3 ACRES = $840.00 (see wholesale price on pg. 3)
REMOVE: 1 ACRE = $590.00, 3 ACRES = $1,180.00 (see wholesale price on pg. 3) ROOT REVIVE: 1 ACRE $590.00, 3 ACRES - $1,180.00 (see wholesale price on pg. 3)
XPO: 1-2 ACRES $3,000.00 PER ACRE, 3+ ACRES $1,500.00 PER ACRE (see wholesale price on pg. 3)
DELIMINATE: $190.00 PER 2.5 GALLONS (wholesale $150.00)
ECO LEX: 2.5 GALLONS = $37.00 (wholesale $30.00), 55 GALLONS = $748.00
                       (wholesale $650.00)

ECO K+ 1-0-23, (2 X 2.5) SIZE 2.5 GALLONS: 1-4 CASES = 39.00, 5+ CASES = $37.00
(wholesale $28.00) ECO CALEX 1-0-0, 8% CA, (2 X 2.5) SIZE 2.5 GALLONS: 1-4 CASES $45.00, 5+ CASES $40.00 (wholesale $33.00) ECO POWERMIX 45, 7-32-6, (2 X 2.5)
SIZE 2.5 GALLONS: 1-4 CASES $42.00,
 5+ CASES $40.00 (wholesale $32.00)
ECO MICRO MIX PLUS, 5-0-0, (2 X 2.5) SIZE 2.5 GALLONS: 1-4 CASES $39.00,
 5+ CASES $37.00 (wholesale $27.00)
ECO MAG, 0-0-0, (2 X 2.5) SIZE 2.5 GALLONS: 1-4 CASES $39.00, 5+ CASES $37.00
(wholesale $25.00)
ECO SIL, 0-0-2, SIZE 2.5 GALLONS: 1-4 CASES $39.00, 5+ CASES $37.00
(wholesale $30.00)

12-2-12, 50% SRN, SIZE 5 GALLONS: 1-4 CASES $63.50, 5+ CASES $60.00 (wholesale $45.00) 12-2-12, 50% SRN, SIZE 30 GALLONS: 1-4 CASES $352.50 (wholesale $250.00)
18-3-6, 50% SRN, SIZE 5 GALLONS: 1-4 CASES $63.50, 5+ CASES $60.00 (wholesale $45.00) 18-3-6, 50% SRN, SIZE 30 GALLONS: 1-4 CASES $352.50 (wholesale $250.00)
0-0-25, 17% S, SIZE 2.5 GALLONS: 1-4 CASES $27.00, 5+ CASES $26.25 (wholesale
$18.00) 0-0-25, 17% S, SIZE 30 GALLONS: 1-4 CASES $297.00 (wholesale $220.00)

CLEANRACK: $45,000.00
SOLUJECT: $14,500.00

CALJECT: $14,000.00
SMARTWASHER: $1,795.00 + $605.00 FOR OZZY JUICE




                              APPENDIX "A", PAGE 2


COLORANTS:                                   SUGGESTED RETAIL          WHOLESALE
                                             ----------------          ---------
T. P. Green              2.5 gal.                  70.50                  49.35
T. P. Darken             2.5 gal.                  75.00                  52.50
Accuracy                 gallon                    34.50                  24.15
Appearance               gallon                    37.25                  26.08
Appearance               whettable                149.00                 104.30

WETTING AGENTS:
Rely                     5 gal.                   295.00                 206.50
                         30 gal.                 1560.00                1092.00
                         40 lb. bag                65.00                  45.50

Rewet                    5 gal.                   176.25                 123.38
                         30 gal.                  945.00                 661.50
                         40 lb. bag                65.00                  45.50

Brilliance               5 gal.                   315.00                 220.50
                         30 gal.                 1770.00                1239.00

Syringe                  55 gal.                  770.00                 539.00



SPECIALTY PRODUCTS:
2 Cycle Oil                         12 oz.              1.98              1.39
Nutra Wash Tank Cleaner             quart               8.00              5.60
T. P. Non-Ionic Surfactant                             16.00             11.20
Terminator Foam Suppressant         gallon             26.00             18.20
Ball Wash Concentrate               gallon             11.00              7.70

                              APPENDIX "A", PAGE 3



FRESHPACK WHOLESALE FEES:


RECHARGE: 1 ACRE = $294.00, 3 ACRES = $588.00

REOPEN: 1 ACRE = $294.00, 3 ACRES = $588.00

REMOVE: 1 ACRE = $413.00, 3 ACRES = $826.00

ROOT REVIVE: 1 ACRE $413.00, 3 ACRES - $826.00

XPO: 1-2 ACRES $2,100.00 PER ACRE, 3+ ACRES $1,050.00 PER ACRE

                         APPENDIX B
              TURF PARTNER WAREHOUSE FACILITIES


          WAREHOUSE ADDRESS                            RADIUS OF SERVICE/MILES
          -----------------                            -----------------------
        1 24800 N. Industrial Dr.
          Farmington Hills, MI                                   120
          ------------------------------------------------------------------------
        2 4867 and 4869 Duck Creek Rd
          Cincinnati, OH  45227                                  100
          ------------------------------------------------------------------------
        3 12840 Ford Dr.
          Fishers, IN                                            120
          ------------------------------------------------------------------------
        4 10103 Production Court
          Louisville, KY  40299                                  100
          ------------------------------------------------------------------------
        5 10730 Thornmint Rd.
          San Diego, CA                                          60
          ------------------------------------------------------------------------
        6 42-200 State Street, Ste. A
          Palm Desert, CA                                        50
          ------------------------------------------------------------------------
        7 4701 W. Jefferson Street
          Phoenix, AZ                                        State of AZ
          ------------------------------------------------------------------------
        8 2386 East Walnut Ave
          Fullerton, CA                                          60
          ------------------------------------------------------------------------
        9 15 Londonderry Rd.
          Londonderry, NH                                        125
          ------------------------------------------------------------------------
       10 2476 William Flynn Highway
          Butler, PA                                             100
          ------------------------------------------------------------------------
       11 3101-3109 Espresso Way
          York, PA                                               100
          ------------------------------------------------------------------------
       12 4300 Eubank Road
          Richmond, VA 23231                                     120
          ------------------------------------------------------------------------
       13 525 North Enterprise Dr.
          Aurora, IL  60506                                      120
          ------------------------------------------------------------------------
       14 851  47th Street
          Wyoming, MI                                            120
          ------------------------------------------------------------------------
       15 115 Railroad Street
          Warners, NY  13164                                     100
          ------------------------------------------------------------------------
       16 One Maple Terrace
          Three Rivers, MA 01080                       equipment storage only
          ------------------------------------------------------------------------
       17 94 Triangle Street
          Danbury, CT                                            100
          ------------------------------------------------------------------------
       18 914 Williams Ave.
          Grandview Heights, OH  43212                           100
          ------------------------------------------------------------------------
       19 2001-2019 County Road C-2
          Roseville, MN  55113                                   120
          ------------------------------------------------------------------------


                                 APPENDIX C

      ALL PURCHASE ORDERS ISSUED BY J. R. SIMPLOT COMPANY ("BUYER") TO THE
         UNDERSIGNED SELLER WILL BE SUBJECT TO THE FOLLOWING TERMS AND
       CONDITIONS WHICH MAY NOT BE VARIED OR ADDED TO EXCEPT BY A WRITING
                SIGNED BY BUYER'S DULY AUTHORIZED REPRESENTATIVE

1) TIME IS OF THE ESSENCE - Time is of the essence of this contract. Delivery shall not be deemed to be completed until all goods have been actually received and accepted by Buyer, notwithstanding any agreement to pay freight, express or other transportation charges.

2) SELLER'S REPRESENTATIONS AND WARRANTIES - Seller expressly warrants and represents as follows:

         a) All goods covered by Purchase Orders are free of defects in material and workmanship, conform to applicable specifications, drawings, samples and descriptions, are of merchantable quality and are suitable for Buyer's intended purposes.

         b) The goods covered by the Purchase Orders are owned by the Seller and will be delivered free and clear of all claims, liens, encumbrances and penalties.

         c) No part of the goods covered by Purchase Orders are subject to any actual or claimed trademark, patent or copyright infringement.

         d) All goods, wrappers and containers covered by Purchase Orders shall bear markers and labels and be manufactured and distributed in compliance with the following:

                  i) all applicable United States federal, state and municipal laws, rules and regulations, including without limitation the Fair Labor Standards Act, the Federal Food, Drug and Cosmetic Act, the Fair Purchase and Labeling Law, the Occupational Safety and Health Act and the Toxic Substances Control Act;

                  ii) all applicable Canadian federal, provincial and municipal laws, rules and regulations, including without limitation the Employments Standards Act, the Federal Food and Drug Act, the Environmental Act or such similar legislation.

         e) Equal Employment Clause - If applicable to Seller, Seller guarantees compliance with the provisions of Executive Order 11246 of the United States of America pertaining to nondiscrimination in employment. Under Section 203: Paragraphs A and B, of the Executive Order, Seller agreed to file compliance reports with the appropriate federal agency, and on request to supply Buyer with copies of the compliance reports and any other information necessary to demonstrate compliance. Seller also guarantees compliance with Section 503 of the Rehabilitation Act of 1973 relating to employment of the handicapped, and the rules, regulations and relevant orders of the Secretary of Labor issued pursuant to the Act. Seller shall also comply with the Veterans Era Vietnam Readjustment Act of 1974, as amended, and if applicable, Seller shall take all required affirmative action on behalf of disabled veterans and veterans of the Vietnam Era to employ and advance in employment these qualified veterans. If applicable to Seller, Seller guarantees compliance with all provisions of the Human Rights Legislation pertaining to nondiscrimination in employment.


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


                  The foregoing warranties and representations shall survive Buyer's acceptance of and payment for the goods covered by Purchase Orders.

3) BUYER'S RIGHT TO REFUSE GOODS - Buyer reserves the right to refuse any goods and to cancel all or any part of the outstanding order if there is a material adverse market event that affects the commercial viability of the product.

4) INDEMNIFICATION - Seller agrees to indemnify, defend and hold Buyer, its officers, agents and employees, harmless from any and all liability, loss, damage or expense which Buyer may suffer as a result of claims, demands, costs or judgments against it involving Seller's activities related to Purchase Orders or any failure by Seller to comply strictly with the warranties stated in Section 2 above or otherwise to fully and timely discharge its obligations under the Purchase Orders. This indemnity shall include the expense of any defense, including attorney's fees, and shall be in addition to any other remedies provided by law.

5) ENTIRE AGREEMENT - The Purchase Orders and these terms and conditions contain the entire agreement of the parties. They may not be modified or terminated orally, and no claimed modification, termination or waiver shall be binding on Buyer unless in writing signed by a duly authorized representative of Buyer. NO MODIFICATION OR WAIVER SHALL BE DEEMED EFFECTED BY SELLER'S ACKNOWLEDGMENT OR CONFIRMATION CONTAINING OTHER OR DIFFERENT TERMS.

6) PACKING - Unless otherwise specified, (i) all packing and crating by Seller shall be in compliance with carriers' tariffs and in suitable containers for protection in shipment and storage, and (ii) the price or prices shall include all charges for Seller's packing, crating, transportation, and insurance to Buyer's point of delivery.

7) CHANGES - Buyer may at any time by written notice and without notice to sureties or assignees make changes within the general scope of a Purchase Order in any one or more of the following: (i) drawings, designs, or specifications; (ii) method of shipping or packing; (iii) place of inspection, acceptance, or point of delivery; and (iv) delivery schedule. Should any such change increase or decrease the cost of, or the time required for the performance of a Purchase Order, an equitable adjustment may be requested by Seller or Buyer in the price, delivery schedule or both. Seller shall submit any claim for such adjustment in writing to Buyer within thirty (30) days from the date of such change. Nothing contained in this clause shall relieve Seller from proceeding without delay in the performance of Purchase Orders as changed.

8) CONFIDENTIALITY OF BUYER'S DATA - Seller shall not, without prior written consent of Buyer, use or disclose any data, designs or other information belonging to or supplied by or on behalf of Buyer, except in the performance of orders for Buyer. Upon Buyer's request, such data, designs or other information and any copies thereof shall be returned to Buyer. Where Buyer's data, designs or other information are furnished to Seller's suppliers for procurement of supplies by Seller for use in performance of Buyer's orders, Seller shall insert the substance of this provision in its orders.

9)       TERMINATION


For Seller's Failure to Perform. Buyer may terminate a Purchase Order, in whole or in part, without liability to Seller; (i) if deliveries are not made at the time or in the quantities specified (whether for force majeure reasons or otherwise); (ii) in the event of a breach of any of the other terms or conditions hereof; (iii) in the event Seller becomes insolvent, or makes a general assignment for the benefit of creditors, or files or has filed against it a petition in bankruptcy or for reorganization, or pursues any other remedy under any other law relating to the relief of debtors, or in the event a receiver is appointed for Seller's property or business.


         b) Right to Audit. Buyer shall have the right to audit all elements of any termination claim and Seller shall make available to Buyer on request all books, records and papers relating thereto at Buyer's offices at Buyer's option.


         c) Force Majeure. Neither party shall be liable to the other (i) for defaults due to causes beyond its control and without its fault or negligence, including acts of God, government priorities, fires, strikes, lockouts, floods, epidemics, riots, wars, power shortages, embargoes, delays in transportation or car shortages, or (ii) because of the inability due to causes beyond its control and without its negligence to obtain necessary labor, materials, or components. Notwithstanding the foregoing, if Seller's default is caused by the default of a subcontractor or supplier, such default by Seller shall not be excusable under this Article unless it arises out of causes beyond the control of both Seller and the subcontractor or supplier and without the fault by the negligence of either of them, and the supplies or services to be furnished by the subcontractor or supplier are not obtainable from other sources in sufficient time to permit Seller to meet the required delivery schedule.

10) DEFAULT - In the event Seller defaults in the performance of any term of this agreement, Buyer shall have all rights and remedies available at law or in equity.

11) CHOICE OF LAW; DISPUTE RESOLUTION - This agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Idaho without regard to conflicts of law rules or principles and excluding the U.N. Convention on the International Sale of Goods. The parties agree that any dispute under a Purchase Order entered into hereunder shall be resolved by binding arbitration pursuant to the Uniform Arbitration Act as enacted in Idaho, Idaho Code Sections 7-901 et. seq.. The place of arbitration shall be Boise, Idaho. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator appointed in accordance with such rules. The arbitrator shall be appointed within thirty (30) days following one party's demand for arbitration, and the arbitration shall commence within thirty (30) days following appointment of the arbitrator. The arbitrator shall be empowered to award actual damages only, not punitive damages. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own costs and fees in the arbitration and one-half of the arbitrators' costs and fees. The foregoing provision shall not bar either party from seeking injunctive relief from a court of competent jurisdiction pending arbitration or disposition of the arbitration proceeding.

12)      ADDITIONAL CONDITIONS -

                  -        Products to meet Buyer's supplied requirements.

                  -        Product must be slipsheeted and shrink wrapped.

                  - No product, component, or ingredient with a foreign country origin to be used without prior approval from the Buyer.

                  - Product must meet all requirements of the United States Federal Environmental Protection Act and amendments thereto, as applicable, including those related to pesticide and chemical residues.

                  - Sample and grading to be supplied to Buyer as requested.


13) NOTICES - All notices or communications between Buyer and Seller with respect to a Purchase Order that are required or allowed hereunder shall be sent via facsimile or overnight courier service (shipping charges prepaid) to Buyer at the "Ship To" address identified in the Purchase Order in question and the Seller's "To" address identified in the Purchase Order in question.

14) TERMS - These Terms and Conditions shall remain in effect until amended by Buyer at any time by notice to Seller, which amended Terms and Conditions shall become effective as to all Purchase Orders sent to Seller subsequent to the date of such notice.

15) PROHIBITION ON ASSIGNMENT - Seller's rights and obligations hereunder shall not be assignable (whether by sale, merger, consolidation or otherwise) without Buyer's prior written consent which may be withheld for any reason.

         J. R. SIMPLOT COMPANY

         By  _________________________________________________________

         Its _________________________________________________________

         AGREED AND ACCEPTED BY:

         SELLER'S COMPANY NAME _______________________________________

         STREET ADDRESS ______________________________________________

         CITY _______________________________  STATE/PROVINCE ________

         ZIP CODE/AREA CODE _________________  COUNTRY _______________

         COMPANY REPRESENTATIVE ______________________________________

         TITLE _______________________________________________________

         SIGNATURE ____________________________________ DATE _________


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